UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2016

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 11, 2016, Power Solutions International, Inc. (the “Company”) (Nasdaq: PSIX) received a notice from the staff of The Nasdaq Stock Market (“Nasdaq”) stating that, because the Company did not timely file its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2016 with the Securities and Exchange Commission, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports. As previously reported, the Company received a similar notice on August 16, 2016 due to the delay in filing its Form 10-Q for the second quarter ended June 30, 2016. Nasdaq’s latest notice has no immediate effect on the listing of the Company’s common stock on Nasdaq.

In response to Nasdaq’s prior notice, the Company submitted a plan to Nasdaq to regain compliance with Nasdaq listing rules, which permits the continued listing of the Company’s stock on Nasdaq (the “Compliance Plan”). On November 7, 2016, Nasdaq accepted the Compliance Plan which grants the Company an exception to listing rules to file its Form 10-Q for the second quarter ended June 30, 2016 on or before February 6, 2017.

As required by Nasdaq’s latest notice, the Company plans to submit to Nasdaq an update of its Compliance Plan by no later than November 28, 2016 to address the Company’s plans to file its Form 10-Q for the third quarter ended September 30, 2016 and indicate the progress made towards implementing the Compliance Plan.

The Audit Committee and the professionals engaged by it are working diligently with management to complete the independent review necessary for the Company to finalize its financial statements for the quarters ended June 30, 2016 and September 30, 2016.

On November 17, 2016, the Company issued a press release regarding the foregoing matters. A copy of the press release is filed herewith as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release of Power Solutions International, Inc. dated November 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Michael P. Lewis
Michael P. Lewis
Chief Financial Officer

Dated: November 17, 2016